Exhibit 99

FOR IMMEDIATE RELEASE
CONTACT:  Debbie Koopman
          (630) 769-2596
          Debbie_Koopman@spgl.com

The Spiegel Group Reports September Sales

Eddie Bauer Comparable-Store Sales Increase 7 Percent

DOWNERS GROVE, Ill. - October 9, 2003 - The Spiegel Group (Spiegel, Inc.) today reported net sales of $145.3 million for the five weeks ended September 27, 2003, a 21 percent decrease from net sales of $183.6 million for the five weeks ended September 28, 2002.

For the 39 weeks ended September 27, 2003, net sales declined 23 percent to $1.189 billion from $1.543 billion in the same period last year.

Comparable-store sales for the company's Eddie Bauer division increased 7 percent for the five weeks ended September 27, 2003, compared to the same five-week period last year. Eddie Bauer's comparable-store sales gain was primarily driven by the continued strong customer response to its women's apparel offer. For the 39-week period ended September 27, 2003, Eddie Bauer's comparable-store sales declined 6 percent.

Fabian Mansson, president and chief executive officer of Eddie Bauer, commented, "We are encouraged by the positive customer response to our fall product offer. We continue to make solid progress in our efforts to return the Eddie Bauer brand to its outdoor heritage as we draw inspiration from our past to develop new product designs with innovative materials and fabrications. Supported by an integrated, multi-channel marketing campaign, the focus of our fall offer is to deliver outdoor-inspired products with the quality and comfort that customers expect from Eddie Bauer."

The Group's net sales from retail and outlet stores fell 10 percent for the month compared to September of last year, reflecting the negative impact of store closings, offset somewhat by the gain in Eddie Bauer's comparable-store sales. The company has reduced its store base by 18 percent, operating 468 stores at the end of September 2003 compared to 574 stores at the end of September 2002. Most of the store closings resulted from actions taken as part of the company's ongoing reorganization process.

Direct net sales (catalog and e-commerce) for the Group decreased 30 percent for the month compared to last year, primarily due to lower customer demand and a planned reduction in catalog circulation.

The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward-Looking Statements
This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the debtor-in-possession (DIP) financing facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the effects on the company of the Pay-Out Events experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the outcome of the liquidation of the bankcard segment; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio;
the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.

All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.